Exhibit 99.1

Bristol-Myers Squibb Delivers Excellent First Quarter with YERVOY™ (ipilimumab) Approval,

Key R&D Milestones and Strong Financials

•	YERVOY is First and Only Approved Therapy for Unresectable or Metastatic Melanoma to Demonstrate a Significant Improvement in Overall Survival

•	R&D Productivity Continues with Positive EU Advisory Opinions for ELIQUIS™ (apixaban) for VTE Prevention and NULOJIX™ (belatacept), and Robust Data from Hepatitis C Portfolio

•	Sales Increase 4% to $5.0 Billion in First Quarter

•	GAAP EPS Increases 33% to $0.57; Non-GAAP EPS Increases 4% to $0.58 in First Quarter

•	Company Confirms 2011 GAAP EPS Guidance Range of $2.00 to $2.10; Non-GAAP Guidance Range of $2.10 to $2.20

(NEW YORK, April 28, 2011) – Bristol-Myers Squibb Company (NYSE: BMY) today announced first quarter results that included strong sales and earnings growth, and several key R&D milestones—most notably U.S. regulatory approval for YERVOY. The company also confirmed guidance for the year.

“The strength of our financial and R&D performance in the first quarter confirms our ability to execute our focused BioPharma strategy and helps position us for long-term success,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb.

“Our string of achievements in the quarter is a good start to an exciting year in which we are anticipating several key regulatory decisions and the presentation of important data across our portfolio. We delivered solid financial performance at both the top and bottom lines, received regulatory approval for YERVOY in the U.S., received a positive advisory opinion from European regulatory authorities for both ELIQUIS and NULOJIX, and presented promising data on our investigational hepatitis C portfolio at the annual meeting of the European Association for the Study of the Liver,” Andreotti said.

	First Quarter
$ amounts in millions, except per share amounts	2011	2010	Change
Net Sales	$5,011	$4,807	4%
GAAP Diluted EPS	0.57	0.43	33%
Non-GAAP Diluted EPS	0.58	0.56	4%

FIRST QUARTER FINANCIAL RESULTS

•	Bristol-Myers Squibb posted first quarter 2011 net sales of $5.0 billion.

•

U.S. net sales increased 5% to $3.3 billion in the first quarter of 2011 compared to the same period in 2010. International net sales increased 3%, or 1% excluding foreign exchange impact, to $1.8 billion.

•	Gross margin as a percentage of net sales was 73.2% in the first quarter of 2011 compared to 72.8% in the same period in 2010.

•	Marketing, selling and administrative expenses increased 3% to $928 million in the first quarter of 2011.

•	Advertising and product promotion spending increased 1% to $214 million in the first quarter of 2011.

•	Research and development expenses increased 3% to $935 million in the first quarter of 2011.

•	The effective tax rate on earnings before income taxes was 22.6% on a GAAP basis in the first quarter of 2011, compared to 24.2% in the same period in 2010.

•

The Company reported GAAP net earnings attributable to Bristol-Myers Squibb of $986 million, or $0.57 per share, in the first quarter of 2011 compared to $743 million or $0.43 per share for the same period in 2010.

•

The Company reported non-GAAP net earnings of $1.0 billion, or $0.58 per share, in the first quarter of 2011 compared to $967 million, or $0.56 per share, for the same period in 2010. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•

The incremental impact of the two additional U.S. health care reform provisions for new discounts associated with the Medicare Part D coverage gap and an annual pharmaceutical company fee decreased first quarter EPS by approximately $0.03 on both a GAAP and non-GAAP basis.

•	Cash, cash equivalents and marketable securities were $9.9 billion, with a net cash position of $4.4 billion as of March 31, 2011.

FIRST QUARTER PRODUCT AND PIPELINE UPDATE

•	Bristol-Myers Squibb’s global sales growth in the first quarter was led by PLAVIX® (6%), recently launched ONGLYZA® and KOMBIGLYZE™, BARACLUDE® (27%), SPRYCEL® (31%) and ORENCIA® (18%).

YERVOY

•

In March, the U.S. Food and Drug Administration (FDA) approved YERVOY for the treatment of patients with newly diagnosed or previously-treated unresectable (inoperable) or metastatic melanoma. YERVOY became commercially available in the U.S. in early April.

•

In March, the Company announced that a Phase III clinical trial of YERVOY—known as study 024—met its primary endpoint of improving overall survival in previously-untreated patients with metastatic melanoma. An abstract of the 024 data was submitted to the American Society of Clinical Oncology for potential presentation at its Annual Meeting in June.

ELIQUIS

•

In February, the Company and its partner, Pfizer, announced that AVERROES data demonstrating that the investigational agent ELIQUIS was superior to aspirin in reducing stroke or systemic embolism in patients with atrial fibrillation unsuitable for warfarin was published in The New England Journal of Medicine. Preliminary results of AVERROES were first presented in August 2010 at the European Society of Cardiology annual meeting in Stockholm. Full results were presented at the International Stroke Conference in February 2011 in Los Angeles.

•

In March, the Marketing Authorization Application (MAA) for ELIQUIS received a positive opinion from the Committee for Medicinal Products for Human Use (CHMP) for use in the prevention of venous thromboembolic events in adult patients who have undergone elective hip or knee replacement surgery. The CHMP’s positive opinion will now be reviewed by the European Commission, which has authority to approve medicines for the European Union.

NULOJIX

•	In April, the MAA for NULOJIX received a positive opinion from the CHMP for use in adult patients receiving kidney transplants. The positive opinion is subject to review by the European Commission.

Dapagliflozin

•

In March, the FDA accepted for review the New Drug Application (NDA) for dapagliflozin for the treatment of adults with type 2 diabetes. The Prescription Drug User Fee Act (PDUFA) date—the date by which action from the FDA is expected—is October 28, 2011. The company develops dapagliflozin with its partner AstraZeneca.

PLAVIX

•

In January, the FDA granted an additional six-month period of exclusivity to market PLAVIX. Exclusivity for PLAVIX is now scheduled to expire May 17, 2012. The Company develops and commercializes PLAVIX with its partner sanofi-aventis.

ONGLYZA

•

In February, the Company and its partner, AstraZeneca, announced that the FDA approved a labeling update for ONGLYZA to include data from two clinical studies. The U.S. label update provides more evidence regarding the use of ONGLYZA in renally impaired adults with type 2 diabetes, and more information on the comparison between glipizide and ONGLYZA in patients also taking metformin. Data from the renal study also led to approval by the European Commission for the use of ONGLYZA in treating people with type 2 diabetes who have moderate or severe renal impairment.

ABILIFY®

•

In February, the FDA approved ABILIFY as an adjunct to mood stabilizers lithium or valproate for the maintenance treatment of Bipolar I Disorder. European approval for this use was received in January. The Company develops and commercializes ABILIFY with its partner Otsuka.

BARACLUDE

•	In March, the European Commission approved BARACLUDE for the treatment of hepatitis B in adult patients with decompensated liver disease.

Necitumumab

•

In February, the Company and its partner, Eli Lilly, stopped enrollment in one of two Phase III studies evaluating necitumumab as a first-line treatment for advanced nonsquamous non-small cell lung cancer, based on recommendations from an independent Data Monitoring Committee (DMC). Necitumumab continues to be studied in a Phase III trial evaluating its potential as a treatment for a different type of lung cancer called squamous non-small cell lung cancer, based on recommendations from the same DMC.

Investigational Hepatitis C (HCV) Portfolio

•

In March, at the International Liver Congress, the annual meeting of the European Association for the Study of the Liver (EASL), the Company presented data on investigational compounds in HCV, including: BMS-790052, a direct acting antiviral NS5A replication complex inhibitor; and PEG-Interferon lambda.

BUSINESS DEVELOPMENT UPDATE

In March, the Company and WuXi PharmaTech announced a partnership under which WuXi will build, equip and operate a dedicated fully cGMP-compliant 25,000-square-foot analytical testing facility in Shanghai to store and test stability samples of small-molecule new chemical entities to support global marketing applications.

2011 FINANCIAL GUIDANCE

Bristol-Myers Squibb is confirming its 2011 GAAP EPS guidance range from $2.00 to $2.10 and its non-GAAP EPS range from $2.10 to $2.20. Key 2011 non-GAAP guidance assumptions remain unchanged. The non-GAAP guidance excludes specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the Company’s website.

The financial guidance for 2011 excludes the impact of any potential strategic acquisitions and divestitures and any specified items that have not yet been identified and quantified.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings from continuing operations and related earnings per share information, adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: restructuring and other exit costs; accelerated depreciation charges; asset and IPRD impairments; charges and recoveries relating to significant legal proceedings; upfront, milestone and other licensing payments for in-licensing of products that have not achieved regulatory approval which are immediately expensed; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings and earnings per share information is an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, implementation of the new discounts and new pharmaceutical company fee under the 2010 U.S. health care reform law, governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, the inability to improve or remediate FDA concerns raised in the warning letter regarding certain GMP processes at our Manati facility, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including the Avalide recall and extended supply shortage and any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its String of Pearls strategy, the expiration of patents or data protection on certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

There will be a conference call on April 28, 2011, at 10:30 a.m. EDT during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at http://investor.bms.com or by dialing: 913-312-0732, confirmation code: 7584294. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Jennifer Fron Mauer, 609-252-6579, Communications; Teri Loxam, 609-252-3368, or Timothy Power, 609-252-7509, Investor Relations.

ABILIFY® is the trademark of Otsuka Pharmaceutical Co., Ltd.

ATRIPLA® is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

AVAPRO®, AVALIDE®, and PLAVIX® are trademarks of sanofi-aventis.

ERBITUX® is a trademark of ImClone LLC. ImClone Systems is a wholly-owned subsidiary of Eli Lilly and Company.

ELIQUIS™ is a trademark of Pfizer, Inc.

All other brand names of products appearing in all capital letters are registered trademarks of the Company or one of its subsidiaries.

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2011	2010	% Change	2011	2010	% Change	% Change in U.S. Total Prescriptions vs. 2010
Three Months Ended March 31,

Key Products

Plavix	$1,762	$1,666	6%	1,641	$1,531	7%	(4)%
Avapro/Avalide	290	314	(8)%	160	186	(14)%	(32)%
Abilify	624	617	1%	460	470	(2)%	5%
Reyataz	366	373	(2)%	181	186	(3)%	1%
Sustiva Franchise	343	335	2%	215	214	—	8%
Baraclude	275	216	27%	48	42	14%	11%
Erbitux	165	166	(1)%	162	163	(1)%	N/A
Sprycel	172	131	31%	61	38	61%	9%
Orencia	199	169	18%	138	126	10%	N/A
Onglyza/Kombiglyze	81	10	*	57	6	*	*

Mature Products and All Other	734	810	(9)%	127	127	—	N/A

*	In excess of +/- 200%.

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(Unaudited, amounts in millions except per share data)

	Three Months Ended March 31,
	2011	2010
Net Sales	$5,011	$4,807

Cost of products sold	1,343	1,306
Marketing, selling and administrative	928	900
Advertising and product promotion	214	212
Research and development	935	910
Provision for restructuring, net	44	11
Equity in net income of affiliates	(82)	(97)
Other (income)/expense, net	(138)	113

Total expenses	3,244	3,355

Earnings before Income Taxes	1,767	1,452
Provision for income taxes	400	351

Net Earnings	1,367	1,101

Net Earnings Attributable to Noncontrolling Interest	381	358

Net Earnings Attributable to BMS	$986	$743

Earnings per Common Share Attributable to BMS:
Basic	$0.58	$0.43
Diluted	$0.57	$0.43

Average Common Shares Outstanding:
Basic	1,702	1,715
Diluted	1,714	1,725

Other (income)/expense

Interest expense	$31	$33
Interest income	(21)	(15)
Impairment and loss on sale of manufacturing operations	—	200
Loss/(Gain) on debt repurchase	(8)	—
Net foreign exchange transaction losses/(gains)	(7)	(16)
Gain on sale of product lines, businesses and assets	(9)	(10)
Other income from alliance partners	(21)	(50)
Pension curtailment and settlement charges	(3)	—
Litigation recoveries	(102)	—
Product liability charges	26	—
Other	(24)	(29)

Other (income)/expense	$(138)	$113

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(Unaudited, dollars in millions)

Three months ended March 31, 2011

	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring	Other (income)/ expense	Total
Restructuring Activity:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$44	$—	$44
Accelerated depreciation, asset impairment and other shutdown costs	23	—	—	—	—	23
Process standardization implementation costs	—	4	—	—	—	4

Total Restructuring	23	4	—	44	—	71

Other:
Litigation charges/(recoveries), net	—	—	—	—	(102)	(102)
Upfront, milestone and other licensing payments	—	—	88	—	—	88
IPRD Impairment	—	—	15	—	—	15
Product liability charges	—	—	—	—	26	26

Total	$23	$4	$103	$44	$(76)	98

Income taxes on items above						(28)
Specified tax benefit						(56)

Decrease to Net Earnings						$14

Three months ended March 31, 2010

	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring	Other (income)/ expense	Total
Restructuring Activity:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$11	$—	$11
Impairment and loss on sale of manufacturing operations	—	—	—	—	200	200
Accelerated depreciation, asset impairment and other shutdown costs	31	—	—	—	—	31
Process standardization implementation costs	—	13	—	—	—	13

Total Restructuring	31	13	—	11	200	255

Other:
Upfront, milestone and other licensing payments	—	—	55	—	—	55

Total	$31	$13	$55	$11	$200	310

Income taxes on items above						(86)

Decrease to Net Earnings						$224

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF GAAP RESULTS

TO NON-GAAP RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(Unaudited, amounts in millions except per share data)

	Q1 2011			Q1 2010
	GAAP	Specified Items*	Non GAAP	GAAP	Specified Items*	Non GAAP
Net Sales	$5,011	—	$5,011	$4,807	—	$4,807
Cost of Products Sold	1,343	(23)	1,320	1,306	(31)	1,275

Gross Profit	3,668	23	3,691	3,501	31	3,532
Gross Profit as a % of Sales	73.2%	0.5%	73.7%	72.8%	0.7%	73.5%

Marketing, Selling and Administration	928	(4)	924	900	(13)	887
Advertising and Product Promotion	214	—	214	212	—	212

Total SG&A	1,142	(4)	1,138	1,112	(13)	1,099
SG&A as a % of Sales	22.8%	(0.1)%	22.7%	23.1%	(0.2)%	22.9%

Research and Development	935	(103)	832	910	(55)	855
R&D as a % of Sales	18.7%	(2.1)%	16.6%	18.9%	(1.1)%	17.8%

Operating Margin	1,591	130	1,721	1,479	99	1,578
Operating Margin as % of Sales	31.8%	2.5%	34.3%	30.8%	2.0%	32.8%

Provision for restructuring, net	44	(44)	—	11	(11)	—
Equity in net income of affiliates	(82)	—	(82)	(97)	—	(97)
Other (income)/expense, net	(138)	76	(62)	113	(200)	(87)

Earnings before Income Taxes	$1,767	98	$1,865	$1,452	310	$1,762

Provision for income taxes	400	84	484	351	86	437

Net Earnings	$1,367	14	$1,381	$1,101	224	$1,325
Net Earnings – Attributable to Noncontrolling Interest	381		381	358		358

Net Earnings – Attributable to BMS	$986	14	$1,000	$743	224	$967
Contingently convertible debt interest expense and earnings attributable to unvested shares	(2)		(2)	(3)		(3)

Net Earnings used for Diluted EPS Calc – Attributable to BMS	$984	14	$998	$740	224	$964

Avg Shares (Diluted)	1,714		1,714	1,725		1,725

Diluted EPS – Attributable to BMS	$0.57	0.01	$0.58	$0.43	0.13	$0.56

Net Earnings Attributable to BMS as a % of sales	19.7%	0.3%	20.0%	15.5%	4.6%	20.1%

Effective Tax Rate	22.6%	3.4%	26.0%	24.2%	0.6%	24.8%

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

NET CASH CALCULATION

AS OF MARCH 31, 2011 AND DECEMBER 31, 2010

(Unaudited, dollars in millions)

	March 31, 2011	December 31, 2010
Cash and cash equivalents	$3,405	$5,033
Marketable securities–current	3,388	2,268
Marketable securities–long-term	3,065	2,681
Short-term borrowings	(135)	(117)
Long-term debt	(5,276)	(5,328)

Net cash	$4,447	$4,537